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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                     MERGING

                                HOCKEY MERGER CO.
                            (A DELAWARE CORPORATION)

                                  WITH AND INTO

                               THE HOCKEY COMPANY
                            (A DELAWARE CORPORATION)


     AGREEMENT AND PLAN OF MERGER, dated as of April 2, 2003, by and among The Hockey Company Holdings Inc., a company organized under the Canada Business Corporations Act ("Holdings"), Hockey Merger Co., a Delaware corporation and wholly-owned subsidiary of Holdings ("Merger Sub"), and The Hockey Company, a Delaware corporation (the "Company"), with the following recitals:


                                    RECITALS

     A. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has one class of shares, designated as common stock, par value $.01 per share, of which 200 shares have been authorized and of which 200 shares are currently outstanding.

     B. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     C. Holdings is the sole stockholder of Merger Sub.

     D. Holdings desires that Merger Sub merge with and into the Company (the "Merger") upon the terms and subject to the conditions herein set forth and in accordance with the laws of the State of Delaware.

     E. This Agreement and Plan of Merger and the Merger have been duly approved by both the Board of Directors and the sole stockholder of Merger Sub in accordance with the requirements of Section 251 of the Delaware General Corporation Law (the "DGCL").

     F. This Agreement and Plan of Merger and the Merger have been duly approved by both the Board of Directors of the Company and the stockholder(s) holding a majority of the voting common stock, par value $.01 per share (the "Old Voting Common Stock"), of the Company entitled to vote thereon in accordance with the requirements of Section 251 of the DGCL.

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     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                     General

     1.01. THE MERGER. Merger Sub and the Company shall effect the Merger in accordance with and subject to the terms and conditions of this Agreement and Plan of Merger (the "Plan"). At the Effective Time (as defined in Section 1.02 hereof), Merger Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation (the "Surviving Company") having the name The Hockey Company, and the separate existence of Merger Sub shall cease, all with the effect provided in the DGCL; including, without limitation, that all of the rights, privileges and powers of Merger Sub and all property, real, personal and mixed, and all debts due to Merger Sub, as well as all other things and causes of action belonging to Merger Sub and all liabilities and obligations of Merger Sub shall be transferred to and vested in the Company, as the surviving entity, and shall thereafter be the property and obligations of the Company as they were of Merger Sub prior to the Merger, and no such assets or liabilities shall revert or be in any way impaired by reason of the Merger.

     1.02. EFFECTIVENESS. A Certificate of Merger and such other documents and instruments as are required by, and complying in all respects with, the DGCL (in any such case, the "Certificate of Merger"), shall be delivered to the appropriate state officials for filing on the date of the closing of the initial public offering of Holdings (the "IPO"), which date shall also be the closing date of the Merger (the "Closing Date"). The Merger shall become effective (the "Effective Time") at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as Merger Sub and the Company shall agree should be specified in the Certificate of Merger. The effectiveness of the Merger shall also be contingent upon the closing of the IPO.

     1.03. FURTHER ASSURANCES. If at any time the Surviving Company, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Company its rights, title or interest in, to or under any of the rights, properties or assets of Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Plan, Merger Sub and its proper officers and directors shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Plan; and the proper officers of the Surviving Company are fully authorized in the name of Merger Sub or otherwise to take any and all such actions.

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                                   ARTICLE II
    Effect of the Merger on the Capital Stock of the Constituent Corporations

     2.01. SECURITIES OF MERGER SUB. At the Effective Time, all of the issued and outstanding shares of Merger Sub shall, by virtue of the Merger, and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without any payment of any consideration therefor and shall cease to exist. As sole stockholder of Merger Sub, Holdings shall receive value for such cancelled shares through its ownership interest in the Company and shall receive one (1) share of a new class of voting common stock, par value $.01 per share (the "Voting Common Stock"), and one (1) share of Special Dividend Preferred Stock, par value $.01 per share, as such consideration.

     2.02. SECURITIES OF THE COMPANY.

     (a) At the Effective Time, each of the issued and outstanding shares of Old Voting Common Stock of the Company shall, and all rights in respect to such shares of Old Voting Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be changed and converted into one (1) share of non-voting exchangeable common stock, par value $.01 per share ("Exchangeable Shares" or the "Merger Consideration"), of the Surviving Company with the rights, privileges, restrictions and conditions as contained in Exhibit A to the Amended and Restated Certificate of Incorporation of the Surviving Company (as defined below).

     (b) At the Effective Time, one (1) share of Voting Common Stock and one (1) share of Special Dividend Preferred Stock, par value $.01 per share, shall be issued to Holdings.

     (c) At the Effective Time, each of the issued and outstanding shares of 13% Pay-In-Kind Preferred Stock, par value $.01 per share, of the Company owned by Phoenix Life Insurance Company shall be repurchased by the Company with the proceeds from the IPO.

     (d) At the Effective Time, each of the options granted to directors, officers and employees of the Company issued and outstanding at the Effective Time, which are exercisable for Old Voting Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be changed and converted into an option exercisable for Exchangeable Shares but shall otherwise retain the same rights as provided in its initial grant.

     (e) At the Effective Time, the warrants held by Phoenix Life Insurance Company outstanding at the Effective Time, which are exercisable for Old Voting Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be changed and converted into warrants exercisable for Exchangeable Shares but shall otherwise retain the same rights as provided in such warrants.

     (f) At the Effective Time, each of the shares of Old Voting Common Stock that has not yet been allocated pursuant to the plan of reorganization of April 1997 to be issued to the holders

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of certain unsecured claims or issued to holders of our outstanding Old Voting
Common Stock will be converted into one Exchangeable Share.

     (g) After the Effective Time, in accordance with instructions to be provided in a letter of transmittal sent to the holders of Old Voting Common Stock, each holder of an outstanding certificate representing shares of the Old Voting Common Stock shall surrender the same to the Company and each such holder shall be entitled upon such surrender to receive the number of shares of Exchangeable Shares on the basis provided herein. Until so surrendered, the outstanding shares of Old Voting Common Stock to be converted into Exchangeable Shares as provided herein, may be treated by the Company for all corporate purposes as evidencing the ownership of the Exchangeable Shares of the Company as though said surrender and exchange has taken place. After the Effective Time, each registered owner of any uncertificated shares of Old Voting Common Stock shall have said shares cancelled and said registered owner shall be entitled to the number of shares of Exchangeable Shares on the basis provided herein.

     2.03. EXCHANGE AGENT. The Company shall appoint a bank, trust company or transfer agent to act as exchange agent in connection with receipt of the Merger Consideration pursuant to Section 2.02(a) hereof.

     2.04. PAYMENT OF MERGER CONSIDERATION.

     (a) PERSONS ENTITLED TO MERGER CONSIDERATION. The manner in which each share of the Company's Old Voting Common Stock shall be converted or exchanged as of the Effective Time into the right to receive the Merger Consideration shall be as set forth in this Section 2.04. All references to "outstanding shares of Old Voting Common Stock" in this Section 2.04 shall mean all shares of Old Voting Common Stock outstanding immediately prior to the Effective Time. Each person or entity which is a record holder of shares of the Old Voting Common Stock as of the date of approval of this Agreement by the holders of a majority of the shares of Old Voting Common Stock entitled to vote on the Merger and who has not validly exercised, preserved and protected Appraisal Rights (as defined below) and remains a record holder of such stock until the Effective Time, will be entitled, with respect to all of his, her or its shares, to receive the Merger Consideration.

     (b) APPRAISAL RIGHTS. Any holder of outstanding shares of Old Voting Common Stock who has not voted for the Merger and who has properly exercised, preserved and protected appraisal rights under Section 262 of the DGCL ("Appraisal Rights") shall be entitled to receive only such consideration as determined in accordance with Section 262 of the DGCL; PROVIDED, HOWEVER, that any holder of outstanding shares of Old Voting Common Stock who has not voted for the Merger, but has failed to properly exercise, preserve and protect Appraisal Rights, shall be entitled to receive the appropriate number of Exchangeable Shares in accordance with the terms and conditions of this Agreement in lieu of the rights of a dissenting stockholder under Section 262 of the DGCL.

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                                   ARTICLE III
                            Miscellaneous Provisions

     3.01. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company, as amended and restated in the form attached as EXHIBIT A hereto (the "Amended and Restated Certificate of Incorporation"), shall be the Certificate of Incorporation of the Surviving Company until the same shall be altered, amended or repealed as therein provided. Holdings hereby acknowledges its obligations and rights under, and the provisions of, the Amended and Restated Certificate of Incorporation, in particular the Put Rights of holders of Exchangeable Shares against Holdings and the Call Right of Holdings against such holders, and agrees to be bound by and take all such actions as required to be taken thereby in the Amended and Restated Certificate of Incorporation.

     3.02. BY-LAWS. The By-Laws of the Company as they exist at the Effective Time shall be the By-Laws of the Surviving Company until the same shall be altered, amended or repealed as therein provided.

     3.03. MANAGEMENT. The Board of Directors and officers of the Company shall continue to manage the Surviving Company after the Effective Time in accordance with the terms of the Surviving Company's By-Laws and applicable law.

     3.04. REORGANIZATION. The Merger is intended to be part of a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code.

     3.05. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

                            SIGNATURE PAGE TO FOLLOW

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     IN WITNESS WHEREOF, the undersigned have set their hand and seal on the first date above written.


                            THE HOCKEY COMPANY HOLDINGS INC.


                            By:   /s/ Robert A. Desrosiers
                               ------------------------------------------------
                               Name:  Robert A. Desrosiers
                               Title: Chief Financial Officer and Vice President
                                      Finance and Administration


                            HOCKEY MERGER CO.


                            By:   /s/ Robert A. Desrosiers
                               ------------------------------------------------
                               Name:  Robert A. Desrosiers
                               Title: Chief Executive Officer and Secretary


                            THE HOCKEY COMPANY


                            By:  /s/ Robert A. Desrosiers
                               ------------------------------------------------
                               Name:  Robert A. Desrosiers
                               Title: Chief Financial Officer and Vice President
                                      Finance and Administration



                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER